EXHIBIT 1



(Letterhead of Ernst & Young)




November 15, 1996






Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have read Item 4 of Form 8-K dated November 15, 1996, of Edison Control Corporation and are in agreement with the statements contained in Item 4(a) in the second paragraph. We have no basis to agree or disagree with other statements of the registrant conatined therein.


Ernst & Young LLP